Exhibit 14.1
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CODE OF ETHICS  APPLICABLE TO THE CHAIRMAN,  CHIEF EXECUTIVE  OFFICER AND SENIOR
FINANCIAL OFFICER



Blue Dolphin Energy Company ("Blue Dolphin") requires ethical conduct in the practice of financial management. The Chairman, Chief Executive Officer, and Senior Financial Officer each hold an important and elevated role in corporate governance. They are uniquely positioned and empowered to ensure that the
Company's, and its stockholders', interests are appropriately balanced, protected and preserved. This code provides principles that these officers must adhere to and advocate.

As the Chairman, Chief Executive Officer or Senior Financial Officer I will:

     o    Embody and enforce this Code of Ethics.

     o Ensure that this Code of Ethics is communicated at least annually to all financial employees.

     o Formally and promptly communicate any breach of this Code of Ethics to the Audit Committee.

     o Act at all times with honesty, integrity and independence, avoiding actual or apparent conflicts of interest in personal and professional relationships.

     o Discuss with the Audit Committee, in advance, any transaction that reasonably could be expected to give rise to a conflict of interest, or any transaction involving a related party.

     o Provide full, fair, accurate, complete, objective, timely and understandable financial disclosures in internal reports as well as documents filed or submitted to the Securities Exchange Commission, any other government agency or self-regulatory organization, or used in public communications.

     o Comply with all applicable rules and regulations of federal, state and local governments, the Securities Exchange Commission, the NASDAQ Small Cap Market and any other exchanges on which the Company's stock is listed, and other appropriate private and public regulatory agencies.

     o    Comply with the Company's policies and procedures.


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     o    Act in good faith, responsibly, with due care, competence,  diligence, and without knowingly misrepresenting material facts or allowing my better judgment to be subordinated.

     o Protect and respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work will not be used for personal advantage.

     o    Be recognized as a responsible partner among peers.

     o Responsibly use and control assets and other resources employed or entrusted to my supervision.